PROPOSAL AND OFFER TO HAVE STOCK ISSUED

To: GOLDEN VALLEY DEVELOPMENT, INC., a Nevada corporation

In consideration of the issuance of 40,000,000 shares of stock in GOLDEN VALLEY DEVELOPMENT, INC., at a price of $.00 per share, FRESH VEG BROKER.COM, INC. does hereby offer to assign, convey, transfer, and deliver to GOLDEN VALLEY DEVELOPMENT, INC. all of its right, title and interest in and to the following property:

ITEM	FAIR VALUE

1) See attached Exhibit “A”	$0

TOTAL $0

DATED: July 26, 2004	By:	/s/ H. Arthur Davis
H. Arthur Davis FRESH VEG BROKER.COM, INC., offeror
President

The above offer was accepted by the Board of Directors on July 26, 2004.

GOLDEN VALLEY DEVELOPMENT, INC., a Nevada corporation

DATED: July 26, 2004	By:	/s/ H. Arthur Davis
H. Arthur Davis
President

By:	/s/ H. Arthur Davis
H. Arthur Davis
Secretary

EXHIBIT A

Property to be given to GOLDEN VALLEY DEVELOPMENT, INC., a Nevada corporation, in exchange for 40,000,000 shares of common stock:

All rights, title and interest in and to the business plan for the “Fresh Veg” produce broker website, along with any assets, intellectual or otherwise, or operations that had been or currently are extant that are related to the business plan.